As Filed With the Securities and Exchange Commission on May 18, 2020

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CoreCivic, Inc.

(Exact name of registrant as specified in its charter)

Maryland	62-1763875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5501 Virginia Way Brentwood, Tennessee (Address of Principal Executive Offices)	37027 (Zip Code)

CORECIVIC, INC. 2020 STOCK INCENTIVE PLAN

(Full title of the plan)

David Garfinkle

Executive Vice President and Chief Financial Officer

CoreCivic, Inc.

5501 Virginia Way

Brentwood, Tennessee 37027

(Name and address of agent for service)

(615) 263-3000

(Telephone number, including area code, of agent for service)

Copies to:

F. Mitchell Walker, Jr., Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	5,564,320 (3)	$9.92	$55,198,054.40	$7,164.71

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h)(1) under the Securities Act, the proposed maximum offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of CoreCivic, Inc.’s (the “Registrant” or the “Company”) common stock, par value $0.01 per share (the “Common Stock”), on the New York Stock Exchange on May 14, 2020.

(3)

This Form S-8 Registration Statement (the “Registration Statement”) covers the issuance of an aggregate of 5,564,320 shares of Common Stock, representing (a) 2,500,000 shares of Common Stock newly authorized for issuance under the CoreCivic, Inc. 2020 Stock Incentive Plan (the “2020 Plan”), plus (b) 2,194,320 shares of Common Stock available as of March 18, 2020 for future awards under the CoreCivic, Inc. Second Amended and Restated 2008 Stock Incentive Plan (the “Prior Plan”), plus (c) 870,000 shares of Common Stock subject to awards granted under the Prior Plan that may become available for issuance or reissuance, as applicable, under the 2020 Plan if such awards terminate, expire unexercised, or are settled for cash, forfeited or canceled without delivery of the shares.

EXPLANATORY NOTE

This Registration Statement covers the issuance of an aggregate of 5,564,320 shares of Common Stock, representing (a) 2,500,000 shares of Common Stock newly authorized for issuance under the 2020 Plan, plus (b) 2,194,320 shares of Common Stock available as of March 18, 2020 for future awards under the Prior Plan, plus (c) 870,000 shares of Common Stock subject to awards granted under the Prior Plan that may become available for issuance or reissuance, as applicable, under the 2020 Plan if such awards terminate, expire unexercised, or are settled for cash, forfeited or canceled without delivery of the shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 20, 2020;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 7, 2020;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 18, 2020; and

(4)

The description of the Registrant’s Common Stock contained in Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 20, 2020.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

CoreCivic, Inc. is a corporation incorporated under the laws of the state of Maryland. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except that such provision may not restrict or limit the liability of its directors or officers to the corporation or its stockholders: (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received, (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) in respect of certain other actions not applicable to the Registrant. The Registrant’s charter provides that, to the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for money damages.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in the previous sentence, or in the defense of any claim, issue, or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue, or matter in which the director or officer has been successful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the company if it shall ultimately be determined that the applicable standard of conduct was not met.

The Registrant’s bylaws provide that, to the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify (a) any director or officer or any former director or officer, including any director or officer of the Registrant who serves at the express request of the Registrant as an officer or director of another corporation or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was made a party by reason of service in such capacity, against reasonable expenses incurred by him or her in connection with the proceeding, claim, issue or matter in which he or she has been successful and (b) any director or officer or any former director or officer made a party or witness to any proceeding by reason of such status against any loss, liability, judgment, penalty, fine, settlement or expense (including attorneys’ fees) actually incurred by him or her in connection with the proceeding unless it is established that: (i) his or her act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. In addition, the Registrant’s bylaws provide that the Registrant shall pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a director or officer or former director or officer made a party or witness to a proceeding by reason of such status, provided that the Registrant shall have received (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct necessary for indemnification and (b) a written undertaking (which need not be secured) by or on such person’s behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met.

The Registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements contractually obligate the Registrant to indemnify, and advance expenses on behalf of, persons party thereto in connection with claims, suits or proceedings arising as a result of such person’s service as a director or officer of the Registrant, in accordance with the terms of the indemnification agreements.

The Registrant also maintains directors’ and officers’ liability insurance to insure against losses arising from claims made against its directors and certain of its officers, subject to the limitations and conditions set forth in such policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on May 20, 2013 and incorporated herein by this reference)

4.2	Articles of Amendment of the Company (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on November 10, 2016 and incorporated herein by this reference)

4.3	Ninth Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K (Commission File no. 001-16109), filed with the Commission on February 22, 2018 and incorporated herein by this reference)

4.4	Specimen of certificate representing shares of the Company’s Common Stock (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission File no. 001-16109), filed with the Commission on November 10, 2016 and incorporated herein by this reference)

5.1*	Opinion of Bass, Berry & Sims PLC

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1	CoreCivic, Inc. 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2020)

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 18th day of May, 2020.

CORECIVIC, INC.

By:	/s/ Damon T. Hininger
Damon T. Hininger
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Damon T. Hininger and David M. Garfinkle and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Damon T. Hininger Damon T. Hininger	President and Chief Executive Officer (Principal Executive Officer and Director)	May 18, 2020

/s/ David M. Garfinkle David M. Garfinkle	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2020

/s/ Mark A. Emkes Mark A. Emkes	Chairman of the Board and Director	May 18, 2020

/s/ Donna M. Alvarado Donna M. Alvarado	Director	May 18, 2020

/s/ Robert J. Dennis Robert J. Dennis	Director	May 18, 2020

/s/ Stacia A. Hylton Stacia A. Hylton	Director	May 18, 2020

/s/ Harley G. Lappin Harley G. Lappin	Director	May 18, 2020

/s/ Anne L. Mariucci Anne L. Mariucci	Director	May 18, 2020

/s/ Thurgood Marshall, Jr. Thurgood Marshall, Jr.	Director	May 18, 2020

/s/ Devin I. Murphy Devin I. Murphy	Director	May 18, 2020

/s/ Charles L. Overby Charles L. Overby	Director	May 18, 2020

/s/ John R. Prann, Jr. John R. Prann, Jr.	Director	May 18, 2020